                                                                 Exhibit-(d)(vi)

June 27, 2008


Randy Merk
President and Chief Executive Officer
Schwab Investments
101 Montgomery Street
San Francisco, CA 94104

Re: Schwab Global Real Estate Fund

Dear Mr. Merk:

This letter will confirm our agreement to limit net operating expenses of the above-named fund, as noted in the table below and described in the fund's registration statement filed with the Securities and Exchange Commission.


                                       PROPOSED OER CAP AND      TO BE DISCLOSED
FUND                                      EXPIRATION DATE           EFFECTIVE
----                                   --------------------      ---------------
SCHWAB GLOBAL REAL ESTATE FUND          1.20 bps; to expire             6/27/08
          Investor Shares               6/30/09
--------------------------------------------------------------------------------
SCHWAB GLOBAL REAL ESTATE FUND          1.05 bps; to expire             6/27/08
          Select Shares                 6/30/09
--------------------------------------------------------------------------------

Sincerely,


/s/ George Pereira                                      /s/ Carolyn Stewart
George Pereira                                          Carolyn Stewart
Senior Vice President and                               Vice President
Chief Financial Officer                                 Product Strategy and Product Management
Charles Schwab Investment Management, Inc.              Charles Schwab & Co., Inc.



cc:      Clinton, Michael
         Felton, Koji
         Gao, Zuogang
         Giblin, Jim
         Hafner, Jennifer
         Hand, Gregory
         Mancini, Chris
         Panganiban, James
         Passaglia, Donna
         Pereira, George
         Pierce, Jim
         Schantz, Steven
         Stewart, Carolyn